CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 27, 2023, relating to the financial statements and financial highlights Fisher Investments Institutional Group Stock Fund for Retirement Plans, Fisher Investments Institutional Group ESG Stock Fund for Retirement Plans, Fisher Investments Institutional Group Fixed Income Fund for Retirement Plans, and Fisher Investments Institutional Group ESG Fixed Income Fund for Retirement Plans (the “Funds”), each a series of Unified Series Trust, for the year ended August 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Services Provided to the Funds” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Chicago, Illinois

December 28, 2023